As filed with the Securities and Exchange Commission on January 10, 2018

Registration Statement File No. 333-213432
Registration Statement File No. 333-157638
Registration Statement File No. 333-161232
Registration Statement File No. 333-191817
Registration Statement File No. 333-200463
Registration Statement File No. 333-134043
Registration Statement File No. 333-110141
Registration Statement File No. 333-101725
Registration Statement File No. 333-44979
Registration Statement File No. 333-101729
Registration Statement File No. 333-05811
Registration Statement File No. 333-44983
Registration Statement File No. 333-192716
Registration Statement File No. 333-197948
Registration Statement File No. 333-177148
Registration Statement File No. 333-213434
Registration Statement File No. 333-216429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-213432)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-157638)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-161232)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-191817)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-200463)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-134043)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-110141)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-101725)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-44979)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-101729)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-05811)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-44983)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-192716)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-197948)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-177148)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-213434)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-216429)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Scientific Games Corporation
6601 Bermuda Road
Las Vegas, Nevada 89119
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Autotote Corporation 1995 Equity Incentive Plan;
Scientific Games Corporation 1997 Incentive Compensation Plan;
Scientific Games Corporation 2002 Employee Stock Purchase Plan;
Scientific Games Corporation 2003 Incentive Compensation Plan, as Amended and Restated;
Scientific Games Corporation 2003 Inducement Stock Option Agreement Grants for Each of Steven Saferin, Eric Pullman, Alan Middleton and David Schorr;
2005 Inducement Stock Option Agreement Grants for Each of Michael Chambrello and Steven Beason;
Employee Inducement Award for Grier C. Raclin;
Inducement Equity Award Agreement for Each of Andrew E. Tomback, Michael Gavin Isaacs, Kevin Sheehan and Karin-Joyce Tjon Sien Fat;
Scientific Games Corporation 2016 Employee Stock Purchase Plan
(Full Titles of the Plans)

 David W. Smail, Esq.
Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
(Name and address of agent for service)

(702) 897-7150
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

On January 10, 2018, Scientific Games Corporation, a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, SG Nevada Merger Company, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of September 18, 2017 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “Scientific Games Corporation” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Common Stock (as defined below) at a special meeting of the stockholders of the Predecessor Registrant held on November 27, 2017.  Unless the context otherwise requires, the terms “Scientific Games,” “we,” “our,” “the Company” and “us” refer to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of Class A common stock, par value $0.01 per share (“Predecessor Common Stock”), of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share (“Common Stock”), of the Registrant.

Pursuant to Rule 12g-3(a) under the Exchange Act, the shares of Common Stock of the Registrant, as successor issuer, are deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Similar to the shares of Predecessor Common Stock prior to the Reincorporation Merger, the shares of Common Stock will trade on the NASDAQ Stock Exchange under the symbol “SGMS”.

In addition, at the Effective Time, the Registrant assumed or succeeded to, by operation of law or otherwise, all of the Predecessor Registrant’s obligations under the following plans (collectively, the “Plans”):

●	Scientific Games Corporation 2016 Employee Stock Purchase Plan (the “ESPP”);

●	Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated (the “2003 Plan”);

●	Autotote Corporation 1995 Equity Incentive Plan, as amended (the “1995 Plan”); and

●	Inducement Equity Award Agreements for each of Michael Gavin Isaacs and Kevin Sheehan (together, the “Equity Inducement Awards”).

As of the Effective Time, all equity-based awards with respect to shares of Predecessor Common Stock granted pursuant to the Plans were converted into corresponding equity-based awards with respect to the same number of shares of Common Stock, in each case, in accordance with the terms of the applicable Plan and any related award agreement and subject to the same terms and conditions applicable to such awards as were in effect prior to the conversion.

These Post-Effective Amendments No. 1 (collectively, the “Post-Effective Amendments”) are being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Reincorporation Merger.  The Registrant is filing these Post-Effective Amendments in part in order to deregister, effective as of the Effective Time, the following securities that were registered under the Registration Statements on Form S-8 of the Predecessor Registrant:

i.
all securities that remain unissued or unsold under Registration File No. 333-192716 (originally covering 300,000 shares of Predecessor Common Stock issuable in connection with equity awards granted to Andrew E. Tomback pursuant to an Inducement Equity Award Agreement);

ii.
all securities that remain unissued or unsold under Registration File No. 333- 177148 (originally covering 200,000 shares of Predecessor Common Stock issuable in connection with equity awards granted to Grier C. Raclin pursuant to an Employee Inducement Award);

iii.
all securities that remain unissued or unsold under Registration File No. 333-216429 (originally covering 100,000 shares of Predecessor Common Stock issuable in connection with equity awards granted to Karin-Joyce Tjon Sien Fat pursuant to an Inducement Equity Award Agreement);

iv.
all securities that remain unissued or unsold under Registration File No. 333-101725 (originally covering 1,000,000 shares of Predecessor Common Stock in connection with the Scientific Games Corporation 2002 Employee Stock Purchase Plan);

v.
all securities that remain unissued or unsold under Registration File Nos. 333-44979 and 333-101729 (originally covering 1,600,000 shares of Predecessor Common Stock and an additional 3,800,000 shares of Predecessor Common Stock, in each case, in connection with the Scientific Games Corporation 1997 Incentive Compensation Plan);

vi.
only those such securities that remain unissued or unsold under Registration File No. 333-110141 relating specifically to the Scientific Games Corporation 2003 Inducement Stock Option Agreement Grants (originally covering 170,000 shares of Predecessor Common Stock issuable for each of Steven Saferin, Eric Pullman, Alan Middleton and David Schorr);

vii.
only those such securities that remain unissued or unsold under Registration File No. 333-134043 relating specifically to the 2005 Inducement Stock Option Agreement Grants (originally covering 637,500 shares of Predecessor Common Stock issuable for each of Michael Chambrello and Steven Beason).

In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the following Registration Statements on Form S-8 of the Predecessor Registrant (the “Adopted Registration Statements”) as its own for all purposes of the Securities Act and the Exchange Act:

i.	Registration File No. 333-213432 (originally covering 2,000,000 shares of Predecessor Common Stock in connection with the ESPP);

ii.
Registration File Nos. 333-110141, 333-134043, 333-157638, 333-161232, 333-191817 and 333-200463 (originally covering 6,500,000 shares of Predecessor Common Stock, an additional 2,000,000 shares of Predecessor Common Stock, an additional 3,000,000 shares of Predecessor Common Stock, an additional 2,000,000 shares of Predecessor Common Stock, an additional 6,116,908 shares of Predecessor Common Stock and an additional 4,814,791 shares of Predecessor Common Stock, respectively, and, in each case, relating specifically to the 2003 Plan);

iii.
Registration File Nos. 333-05811 and 333-44983 (originally covering 2,000,000 shares of Predecessor Common Stock and an additional 2,000,000 shares of Predecessor Common Stock, in each case, in connection with the 1995 Plan);

iv.
Registration File No. 333-197948 (originally covering 247,116 shares of Predecessor Common Stock issuable in connection with equity awards granted to Michael Gavin Isaacs pursuant to an Equity Inducement Award); and

v.
Registration File No. 333-213434 (originally covering 734,804 shares of Predecessor Common Stock issuable in connection with equity awards granted to Kevin Sheehan pursuant to Equity Inducement Awards).

Registration fees in connection with the Adopted Registration Statements were paid at the time of the filing of the applicable registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

Unless otherwise specified, the following documents filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated into each Adopted Registration Statement by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act), except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

●
our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including portions of our proxy statement from our 2017 Annual Meeting of Stockholders held on June 14, 2017 to the extent incorporated by reference into our Annual Report on Form 10-K;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017;

●
our Current Reports on Form 8-K filed on February 1, 2017, February 14, 2017, February 17, 2017, March 3, 2017, June 12, 2017, June 19, 2017, June 20, 2017, August 4, 2017, August 14, 2017, September 18, 2017, September 21, 2017, October 17, 2017, November 1, 2017, November 27, 2017, November 29, 2017, December 21, 2017 and January 10, 2018;

●
all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 referred to above; and

●
the description of Registrant’s Common Stock, par value $0.001 per share, contained in Exhibit 4.1 to our Current Report on Form 8-K filed January 10, 2018 and any subsequent amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K) subsequent to the date of these Post-Effective Amendments and prior to the filing of a post-effective amendment which indicates that all securities offered under the applicable Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation of the Registrant (the “Charter”) and the Amended and Restated Bylaws of the Registrant (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Charter, the Bylaws and the NRS.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Charter further provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to Nevada indemnification laws, or in defense of any such claim, issue or matter, the Registrant is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Registrant’s Charter and Bylaws comply with Nevada law as set forth above.

As permitted by Nevada law, the Registrant’s Bylaws authorize the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.

Indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses as described above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Registrant has the authority to indemnify him or her against such liability and expenses.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1
Amended and Restated Articles of Incorporation of Scientific Games Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

4.2	Amended and Restated Bylaws of Scientific Games Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

4.3	Description of Scientific Games Corporation Common Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

4.4	Form of Common Stock Certificate of Scientific Games Corporation (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

4.5
2003 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 99.1 to Scientific Games Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, Commission File No. 0-13063)

4.6
1995 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.14 to Scientific Games Corporation’s Annual Report on Form 10-K for the fiscal year ended October 31, 1997 Commission File No. 1-13063)

4.7
Form of Inducement Equity Award Agreement between Scientific Games Corporation and M. Gavin Isaacs (incorporated by reference to Exhibit 4.4 to Scientific Games Corporation's Registration Statement on Form S-8 (No. 333-197948) filed on August 7, 2014)

4.8
Form of Inducement Equity Award Agreement between Scientific Games Corporation and Kevin Sheehan (incorporated by reference to Exhibit 4.4 to Scientific Games Corporation’s Registration Statement on Form S-8 (No. 000-13063) filed on September 1, 2016)

4.9
Form of Inducement Equity Award Agreement between Scientific Games Corporation and Kevin Sheehan (incorporated by reference to Exhibit 4.5 to Scientific Games Corporation’s Registration Statement on Form S-8 (No. 000-13063) filed on September 1, 2016)

4.10
Scientific Games Corporation 2016 Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to Scientific Games Corporation’s Proxy Statement on Schedule 14A filed on April 29, 2016)†

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of EY S.p.A., Independent Registered Public Accounting Firm

23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this Registration Statement)

* Filed herewith.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Adopted Registration Statements:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Adopted Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Adopted Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Adopted Registration Statements or any material change to such information in the Adopted Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Adopted Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Adopted Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 10, 2018.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Michael A. Quartieri
	Name:	Michael A. Quartieri
	Title	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Kevin M. Sheehan, Michael A. Quartieri and David W. Smail, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this registration statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons, consisting of the Registrant’s principal executive officer, principal financial officer, principal accounting officer and a majority of the board of directors, on the dates indicated.

Name	Title	Date

/s/ Kevin M. Sheehan	Chief Executive Officer & Director (principal executive officer)	January 10, 2018
Kevin M. Sheehan

/s/ Michael A. Quartieri	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer)	January 10, 2018
Michael A. Quartieri

/s/ Michael F. Winterscheidt	Chief Accounting Officer (principal accounting officer)	January 10, 2018
Michael F. Winterscheidt

/s/ Richard M. Haddrill	Executive Vice Chairman of the Board of Directors and Director	January 10, 2018
Richard M. Haddrill

/s/ Peter A. Cohen	Vice Chairman of the Board of Directors and Director	January 10, 2018
Peter A. Cohen

/s/ M. Gavin Isaacs	Vice Chairman of the Board of Directors and Director	January 10, 2018
M. Gavin Isaacs

/s/ Viet D. Dinh	Director	January 10, 2018
Viet D. Dinh

/s/ Gerald J. Ford	Director	January 10, 2018
Gerald J. Ford

/s/ David L. Kennedy	Director	January 10, 2018
David L. Kennedy

/s/ Gabrielle K. McDonald	Director	January 10, 2018
Gabrielle K. McDonald

/s/ Barry F. Schwartz	Director	January 10, 2018
Barry F. Schwartz

/s/ Frances F. Townsend	Director	January 10, 2018
Frances F. Townsend